FORBEARANCE AGREEMENT                               Exhibit 10.46

THIS FORBEARANCE AGREEMENT (this “Agreement”) made as of this 9th day of November, 2015 by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 275 Grove Street, Suite 2-200, Newton, Massachusetts 02466 (“Bank”) and AEGERION PHARMACEUTICALS, INC., a Delaware corporation with its chief executive office located at One Main Street, 8th Floor, Cambridge, Massachusetts  02142 (“Borrower”).

Background

Borrower is indebted to Bank pursuant to a loan arrangement dated as of March 28, 2012, evidenced by, among other documents, a certain Loan and Security Agreement dated as of March 28, 2012, between Borrower and Bank, as amended by that certain First Loan Modification Agreement dated as of July 10, 2012, as amended by that certain Second Loan Modification Agreement dated as of December 6, 2012, as amended by that certain Consent and Third Loan Modification Agreement dated as of December 12, 2013, as amended by that certain Fourth Loan Modification Agreement dated March 26, 2014, as amended by that certain Fifth Loan Modification Agreement dated as of January 9, 2015, and as further amended by that certain Sixth Loan Modification Agreement dated as of August 7, 2015 (as amended, the “Loan Agreement”).  Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

Borrower has informed Bank that certain Events of Default have occurred prior to the date hereof under the following sections of the Loan Agreement (collectively, the “Stated Events of Default”): (a) Section 6.1 (Governmental Compliance) as the result of Borrower’s failure to comply with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business; and (b) Section 7.10 (Compliance) as the result of Borrower’s violation of law or regulation which could reasonably be expected to have a material adverse effect on Borrower’s business.

Borrower has requested that Bank forbear from exercising its rights in connection with the Stated Events of Default, and Bank has agreed to do so, but only upon the terms and conditions expressly set forth herein.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by and between Borrower and Bank as follows:

Acknowledgment of Indebtedness

1.	Borrower hereby acknowledges and agrees that, in accordance with, and subject to, the terms and conditions of the Loan Documents, it is liable to Bank as follows:
(a)	Principal owed under the Revolving Line as of November 6, 2015:

$0.00

(b)	Principal owed under the 2015 Term Loan Advance as of November 6, 2015:

$25,000,000.00

(c)	For all amounts owed under Bank Services Agreement;
(d)	For the 2015 Prepayment Premium, the accrued portion of the Final Payment, the 2015 Final Payment, the Anniversary Fee, the Early Termination Fee, and all other fees set forth in the Loan Agreement;
(e)	For all amounts owed in connection with any Letter of Credit; and
(f)

For all interest heretofore accrued, and hereafter accruing upon the outstanding principal balance of the Revolving Line and the 2015 Term Loan Advance, for all future Advances, and for all Bank Expenses heretofore accrued or hereafter accruing or incurred by Bank in connection with the Loan Documents, including, without limitation, all attorney’s fees and expenses incurred in connection with the negotiation and preparation of this Agreement, and all documents, instruments, and agreements incidental hereto.

Hereinafter all amounts due as set forth in this Paragraph 1, and all other amounts owed to Bank under this Agreement, under the other Loan Documents, or any other document, instrument, or agreement by and between Bank and Borrower, shall be referred to collectively as the “Obligations”.

Waiver of Claims

2.

Borrower hereby acknowledges and agrees that, as of the date hereof, it has no offsets, defenses, causes of action, suits, damages, claims, or counterclaims against Bank, or Bank’s officers, directors, employees, attorneys, representatives, predecessors, successors, and assigns (collectively, the “Bank Released Parties”) with respect to the Obligations, the Loan Documents, the Collateral, any contracts, promises, commitments or other agreements to provide, to arrange for, or to obtain loans or other financial accommodations to or for Borrower, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, causes of action, suits, damages, claims, or counterclaims against one or more of Bank Released Parties, whether known or unknown, at law or in equity, from the beginning of the world through this date and through the time of execution of this Agreement, all of them are hereby expressly WAIVED, and Borrower hereby RELEASES Bank Released Parties from any liability therefor.

Ratification of Loan Documents; Cross-Collateralization;

Cross-Default; Further Assurances

3.	Borrower:

(a)

Hereby ratifies, confirms, and reaffirms all of the terms and conditions of the Loan Documents.  Borrower further acknowledges and agrees that except as specifically modified in this Agreement, all terms and conditions of those documents, instruments, and agreements shall remain in full force and effect;

(b)

Acknowledges and agrees that this Agreement, and any documents, instruments, or agreements executed in connection therewith, and any future modification, amendment, restatement, renewal and/or substitution thereof shall constitute a Loan Document, and any amounts due under, or in connection with the Loan Documents shall constitute “Obligations”;

(c)

Hereby ratifies, confirms, and reaffirms that (i) the obligations secured by the Loan Documents include, without limitation, the Obligations, and any future modifications, amendments, substitutions or renewals thereof, (ii) all security interests in the Collateral, whether now existing or hereafter acquired, granted to Bank pursuant to the Loan Documents, or otherwise shall secure all of the Obligations until full and final payment of the Obligations (other than inchoate indemnity obligations), and (iii) any Event of Default under any Loan Document and/or a Termination Event under this Agreement, shall constitute an Event of Default under each of the other Loan Documents and a Termination Event under this Agreement (without regard to any grace or cure periods), it being the express intent of Borrower that all of the Obligations be fully cross-collateralized and cross-defaulted; and

(d)

Shall, from and after the execution of this Agreement, execute and deliver to Bank whatever additional documents, instruments, and agreements that Bank  may reasonably require in order to correct any document deficiencies, or to vest or perfect the security interests granted in the Collateral pursuant to the Loan Documents or herein more securely in Bank and/or to otherwise give effect to the terms and conditions of this Agreement, and hereby authorizes Bank to file any financing statements (including financing statements with a generic description of the collateral such as “all assets”), and take any other normal and customary steps, that Bank deems necessary to perfect or evidence Bank’s security interests and liens in any such collateral.  This Agreement constitutes an authenticated record.

Conditions Precedent

4.

Bank’s agreements contemplated herein, shall not be effective unless and until each of the following conditions precedent have been fulfilled on or before 12:00 PM (noon) November 9, 2015, all as determined by Bank in its sole and exclusive discretion:

(a)	Bank shall have received payment in good and collected funds for all unreimbursed Bank Expenses (including estimated attorney’s fees and expenses) incurred by Bank through the date hereof;

(b)

Borrower shall have opened three (3) new deposit accounts with Bank (each a “Cash Collateral Account” and collectively, the “Cash Collateral Accounts”) and shall have deposited into the Cash Collateral Accounts $25,504,892.00 in good and collected funds as cash collateral for the Obligations as follows: (i) $25,000,000 into the first Cash Collateral Account, which amount represents 100% of the outstanding balance of the 2015 Term Loan Advance, (ii) $100,000 into the second Cash Collateral Account, which amount represents 100% of the aggregate maximum availability under the Bank Services Agreement with respect to credit cards, and (iii) $404,892 into the third Cash Collateral Account, which amount represents 105% of the aggregate face amounts of every Letter of Credit issued by the Bank on behalf of Borrower as of the date of this Agreement;

(c)

All action on the part of Borrower necessary for the valid execution, delivery and performance by Borrower of this Agreement shall have been duly and effectively taken and evidence thereof satisfactory to Bank shall have been provided to Bank, including, without limitation, a secretary’s certificate and resolutions; and

(d)

This Agreement, and all documents, instruments, and agreements required to be delivered by the terms of this Agreement, shall be executed and delivered to Bank by the parties thereto, shall be in full force and effect and shall be in a form and of a substance satisfactory to Bank.

Forbearance by Bank / No Waiver Of Defaults

5.

Borrower acknowledges the existence of the Stated Events of Default, and agrees that, as a result of the Stated Events of Default, Bank has the right to immediately commence enforcement of its rights and remedies under the Loan Documents and otherwise under applicable law.  In consideration of Borrower’s performance in accordance with each and every term and condition of this Agreement, as and when due, Bank shall forbear exercising its rights and remedies as a result of the Stated Events of Default until the earlier to occur of (i) a Termination Event (as defined in Section 10 herein), or (ii) 3:00 p.m. (New York, New York time) on December 7, 2015 (the “Forbearance Termination Date”).  Borrower acknowledges and agrees that nothing contained in this Agreement shall constitute a waiver of the Stated Events of Default or any other defaults or Events of Default (whether now existing or hereafter arising), and this Agreement shall only constitute an agreement by Bank to forbear from enforcing its rights and remedies upon the terms and conditions set forth herein.

Suspension of Credit Extensions

6.

Borrower acknowledges and agrees that, as a result of the Stated Events of Defaults, Borrower’s right to request Credit Extensions has been suspended, and, with the sole exception of Credit Extensions in connection with a previously issued Letter of Credit, Bank has no obligation to make any further Credit Extensions, including without limitation, any Advances under the Revolving Line.

Interest Rate; Repayment of the Obligations

7.

Interest is accruing as of the date hereof, and shall continue to accrue upon the principal balance of the Obligations at the applicable non-default rate under the Loan Agreement, provided, however, that upon the occurrence of a Termination Event, interest shall automatically commence accruing at the Default Rate.  Borrower shall make monthly payments of accrued interest as and when due under the Loan Agreement.  Notwithstanding anything contained in the Loan Documents to the contrary, all Obligations shall be paid in full in good and collected funds by federal funds wire transfer or bank cashier’s check upon the earlier of: (i) the Forbearance Termination Date; or (ii) the occurrence of a Termination Event.

Cash Collateral Accounts

8.

As set forth in Section 4(b), above, Borrower shall have established the Cash Collateral Accounts with Bank, which Cash Collateral Accounts shall each serve as cash collateral for the entire balance of the Obligations.  In connection therewith, Borrower hereby grants Bank a first priority security interest in each of the Cash Collateral Accounts, and all products and proceeds thereof, as security for the Obligations.  Notwithstanding the funds available in the Cash Collateral Accounts, Borrower shall continue to make payments required under the Loan Documents as and when due from sources other than the Cash Collateral Accounts.  Bank shall not be obligated or required to charge the Cash Collateral Accounts for any payments or amounts due under this Agreement or the other Loan Documents, and the failure of Bank to so charge the Cash Collateral Accounts or to give notice of same, regardless of whether funds are available in the Cash Collateral Accounts, shall not affect the obligation of Borrower to pay any Obligations due under this Agreement or any of the other Loan Documents as and when due.  From and after the occurrence of a Termination Event, Bank may, at its option, apply all or any portion of the Cash Collateral Accounts in reduction of the Obligations in a manner determined by Bank in its sole and exclusive discretion without prior notice, presentment, or demand, all of which are hereby waived by Borrower.  Borrower acknowledges and agrees that until the full and final payment of all Obligations (other than inchoate indemnity obligations), as determined by Bank in its sole and exclusive discretion, Borrower shall have no right or ability to use or withdraw funds from the Cash Collateral Accounts for any reason, including in connection with an Insolvency Proceeding, and Bank shall have no obligation to comply with a request by or on behalf of Borrower to transfer or disburse any funds from the Cash Collateral Accounts.

Operating Accounts

9.

Notwithstanding anything to the contrary contained in the Loan Agreement, Borrower and its Related Entities shall maintain their respective operating, depository, and securities accounts, with Bank and Bank’s Affiliates; provided that Borrower may maintain Offshore Accounts, provided further that Borrower is in compliance with Section 6.12 of the Loan Agreement.  In addition to the foregoing, with the sole exception of the $2,677.02 currently in a deposit account at Bank in the name of Securities Corp., all cash of Borrower’s Related Entities shall be deposited into an account at Bank in the name of Borrower.

Termination Events

10.	The occurrence of any one or more of the following events shall constitute a termination event (each a “Termination Event”) under this Agreement:
(a)

The failure of Borrower to pay any amount required to be paid to Bank under this Agreement as and when due, including without limitation, the repayment in full of the Obligations on or before the Forbearance Termination Date, it being expressly acknowledged and agreed that TIME IS OF THE ESSENCE;

(b)

The failure of Borrower to promptly, punctually, or faithfully perform or comply with any other term or condition of this Agreement, or any other agreement with Bank, as and when due, it being expressly acknowledged and agreed that TIME IS OF THE ESSENCE;

(c)

The reasonable and good faith determination by Bank that any warranty or representation made by Borrower in connection with this Agreement or otherwise was false or misleading in any material respect when given or made;

(d)

The failure of any financial information or representations heretofore or hereafter submitted to Bank by Borrower to have been true, accurate, or complete in all material respects at the time submitted;

(e)	Bank receives any communication from a Governmental Authority requesting documents or information concerning Borrower;
(f)	Bank receives information which Bank, in its sole and exclusive discretion, determines has caused, or may reasonably cause, a Material Adverse Change;
(g)

Bank receives information from and after the date of this Agreement which Bank, in its sole and exclusive discretion, determines to be more adverse to Borrower and Borrower’s ongoing business operations than information provided to Bank by Borrower prior to the date of this Agreement;

(h)	Borrower directly or indirectly attempts or requests to withdraw funds from the Cash Collateral Accounts;
(i)	The commencement of any Insolvency Proceeding, or against, Borrower or one of its Subsidiaries; or
(j)	The occurrence of any Event of Default other than the Stated Events of Default (without regard to any grace or cure periods, all of which are hereby expressly waived).

Rights Upon Occurrence of a Termination Event

11.	Upon the occurrence of any Termination Event:
(a)

Bank’s agreement to forbear as set forth in this Agreement shall automatically terminate and Bank may immediately commence enforcing its rights and remedies pursuant to the Loan Documents and/or otherwise pursuant to applicable law;

(b)	All outstanding Obligations shall bear interest at the Default Rate; and
(c)	All Obligations shall be immediately due and payable in full, without demand, notice, or protest, all of which are hereby expressly WAIVED.

Following the occurrence of a Termination Event, upon written request from Borrower, Bank shall provide Borrower with the date on which interest began accruing at the Default Rate.

Representations, Warranties, and Covenants

12.	Borrower hereby represents, warrants and covenants to Bank as follows:
(a)

The execution and delivery of this Agreement by Borrower, and the performance by Borrower of its obligations and agreements under this Agreement and the other Loan Documents are within the authority of Borrower, have been duly authorized by all necessary proceedings on behalf of Borrower and do not and will not contravene any provision of law, statute, rule or regulation to which Borrower is subject or Borrower’s organization papers, by-laws or any amendment thereof or of any agreement or other instrument binding upon Borrower.

(b)	This Agreement and the Loan Documents constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms.
(c)

No approval or consent of, or filing with, any governmental agency or authority is required to make valid and legally binding the execution, delivery or performance by Borrower of this Agreement, or any of the Loan Documents.

(d)

As of the date hereof, no Event of Default or Termination Event has occurred and is continuing, with the sole exceptions of the Stated Events of Default, and entering into this Agreement shall not cause an Event of Default to occur.

(e)

The representations and warranties contained in the Loan Documents were true and correct in all material respects at and as of the date made and are true and correct as of the date hereof, except to the extent of changes resulting from transactions specifically contemplated or specifically permitted by this Agreement and the other Loan Documents, changes which have been disclosed to Bank on or prior to the date hereof (including the Stated Events of Default) and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date.
(f)

Borrower, to the best of its knowledge, currently has no commercial tort claims (as such term is defined in the Uniform Commercial Code) and hereby covenants and agrees that in the event Borrower shall hereafter hold or acquire a commercial tort claim, Borrower shall immediately notify Bank of the particulars of such claim in writing and shall grant to Bank a security interest therein and in the proceeds thereof, upon such terms and documentation as may be satisfactory to Bank.

(g)

Borrower has read and understands each of the terms and conditions of this Agreement and that it is entering into this Agreement freely and voluntarily, without duress, after having had an opportunity for consultation with independent counsel of its own selection, and not in reliance upon any representations, warranties, or agreements made by Bank and not set forth in this Agreement.

Bank Expenses

13.

Borrower shall reimburse Bank on demand for any and all unpaid Bank Expenses (including attorneys’ fees and expenses) heretofore or hereafter incurred by Bank in connection with the protection, preservation, and enforcement by Bank its rights and remedies under the Loan Documents and/or this Agreement, including, without limitation, the negotiation and preparation of this Agreement, or any of the other documents, instruments or agreements executed in connection therewith.

Bank Accounts / Automatic Debit of Accounts

14.

Without limiting Bank’s rights under Section 12.10 of the Loan Agreement, which is expressly incorporated herein by reference, Borrower hereby authorizes Bank to charge any deposit account of Borrower maintained with Bank with the amount of all payments of interest, principal, and/or other sums as and when due under this Agreement and the other Loan Documents.  Bank shall not be obligated or required to charge any deposit account of Borrower, including without limitation, the Cash Collateral Accounts, for any payments or amounts due under this Agreement or the other Loan Documents, and the failure of Bank to so charge any account of Borrower or to give notice of same, regardless of whether funds are available in such account, shall not affect the obligation of Borrower to pay any Obligations due under this Agreement or any of the other Loan Documents.

Non-Interference

15.

From and after the occurrence of any Termination Event, Borrower agrees not to interfere with the exercise by Bank of any of its rights and remedies.  Borrower further agrees that it shall not seek to distrain or otherwise hinder, delay, or impair Bank’s efforts to realize upon any collateral granted to Bank, or otherwise to enforce its rights and remedies pursuant to the Loan Documents. The provisions of this Section shall be specifically enforceable by Bank.

Automatic Stay

16.

Borrower agrees that upon the filing of any Petition for Relief by or against Borrower under the United States Bankruptcy Code, Bank shall be entitled to immediate and complete relief from the automatic stay with respect to Borrower, and Bank shall be permitted to proceed to protect and enforce its rights and remedies under state law.  Borrower hereby expressly assents to any motion filed by Bank seeking relief from the automatic stay.  Borrower further hereby expressly WAIVES the protections afforded under Section 362 of the United States Bankruptcy Code with respect to Bank.

Entire Agreement

17.

This Agreement shall be binding upon Borrower, and Borrower’s successors, and assigns, and shall inure to the benefit of Bank, and Bank’s successors and assigns.  This Agreement and all documents, instruments, and agreements executed in connection herewith incorporate all of the discussions and negotiations between Borrower and Bank, either expressed or implied, concerning the matters included herein and in such other documents, instruments and agreements, any statute, custom, or usage to the contrary notwithstanding.  No such discussions or negotiations shall limit, modify, or otherwise affect the provisions hereof. No modification, amendment, or waiver of any provision of this Agreement, or any provision of any other document, instrument, or agreement between Borrower and Bank shall be effective unless executed in writing by the party to be charged with such modification, amendment, or waiver, and if such party be Bank, then by a duly authorized officer thereof.

Choice of Law; Venue; Jury Trial Waiver

18.	Section 11 of the Loan Agreement is hereby incorporated by reference in its entirety.

Indemnification

19.	Section 12.2 of the Loan Agreement is hereby incorporated by reference in its entirety.

Construction of Agreement

20.	In connection with the interpretation of this Agreement and all other documents, instruments, and agreements incidental hereto:
(a)	The captions of this Agreement are for convenience purposes only, and shall not be used in construing the intent of the parties under this Agreement.

(b)

In the event of any inconsistency between the provisions of this Agreement and any other document, instrument, or agreement entered into by and between Bank and Borrower, the provisions of this Agreement shall govern and control.

(c)

Bank and Borrower have prepared this Agreement and all documents, instruments, and agreements incidental hereto with the aid and assistance of their respective counsel.  Accordingly, all of them shall be deemed to have been drafted by Bank and Borrower and shall not be construed against Bank or Borrower.

Illegality or Unenforceability

21.

Any determination that any provision or application of this Agreement is invalid, illegal, or unenforceable in any respect, or in any instance, shall not affect the validity, legality, or enforceability of any such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.

Informed Execution

22.	Borrower warrants and represents to Bank that Borrower:
(a)	Has read and understands all of the terms and conditions of this Agreement;
(b)	Intends to be bound by the terms and conditions of this Agreement; and
(c)	Is executing this Agreement freely and voluntarily, without duress, after consultation with independent counsel of its own selection.

Counterparts

23.

This Agreement may be executed in multiple identical counterparts (including by facsimile or e-mail transmission of an Adobe portable document file format (also known as a PDF file)), each of which when duly executed shall be deemed an original, and all of which shall be construed together as one agreement.  This Agreement will not be binding on or constitute evidence of a contract between the parties hereto until such time as a counterpart has been executed by such party and a copy thereof is delivered to each other party to this Agreement.

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IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument as of the date first set forth above.

/s/ Gregory Perry _______________ Gregory Perry____________________ Chief Financial Officer_____________	/s/ Katherine L. Andersen___________ Katherine L. Andersen ___________ Managing Director ________________
BORROWER: AEGERION PHARMACEUTICALS, INC. By:/s/ Gregory Perry ______ NameGregory Perry__________ Title:Chief Financial Officer___	BANK: SILICON VALLEY BANK By:/s/ Katherine L Andersen_ NameKatherine L. Andersen ___ Title:Managing Director ____

[Signature Page to Forbearance Agreement]